UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

April 14, 2010

GENZYME CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-14680	06-1047163
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS employer identification number)

500 Kendall Street, Cambridge, Massachusetts 02142

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:

(617) 252-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On April 14, 2010, Genzyme Corporation (“Genzyme”) entered into an amended and restated agreement (the “Amended Agreement”) with Relational Investors LLC (“Relational”), Ralph V. Whitworth, and certain other Relational affiliates (the “Relational Group”), replacing and superseding the letter agreement dated January 6, 2010 between the parties (the “Original Agreement”).

Under the Amended Agreement, Genzyme agreed, effective as of the date of the Amended Agreement, to appoint Mr. Whitworth to Genzyme’s Board of Directors (“Board”), to appoint Mr. Whitworth to the Compensation Committee and Nominating and Corporate Governance Committee of the Board, and to establish a Strategic Planning and Capital Allocation Committee of the Board that Mr. Whitworth will chair.  Genzyme also has agreed, subject to Mr. Whitworth’s consent, to nominate and recommend that Genzyme’s shareholders vote for election of Mr. Whitworth at Genzyme’s 2010 and 2011 annual meetings of shareholders.  The Amended Agreement provides that as long as Mr. Whitworth is a director, he will serve on the Compensation, Nominating and Corporate Governance, and Strategic Planning and Capital Allocation Committees, and will serve as Chair of the Strategic Planning and Capital Allocation Committee at least until Genzyme’s 2013 annual meeting of shareholders.  In addition, Genzyme has committed to appointing to Genzyme’s Board an additional independent director with expertise in pharmaceutical or biologics manufacturing or quality control operations who is recommended by the Relational Group.

Consistent with the terms of the Original Agreement, the members of the Relational Group have agreed to vote for and publicly support the Board’s slate of nominees for director at Genzyme’s annual meetings.  The Relational Group also has agreed to vote at Genzyme’s 2010 annual meeting of shareholders in accordance with the Board’s recommendation with respect to any proposals submitted to shareholders.  In addition, the Relational Group has committed to certain standstill provisions which include, among others, that the Relational Group will not (a) make, participate in or encourage a solicitation of proxies, (b) initiate or encourage any shareholder proposals, (c) seek representation on, or nominate any candidate for, the Board (other than Mr. Whitworth as described above), or (d) work with third parties to seek to control or influence the management, the Board or the policies of Genzyme.  Under the Amended Agreement, these standstill provisions do not apply to Mr. Whitworth acting in his capacity as a director of Genzyme.

The Amended Agreement terminates on the earlier of (a) Genzyme’s 2013 annual meeting of shareholders or (b) the first date following June 16, 2010 on which Mr. Whitworth is not on the Board.  However, if Mr. Whitworth is a director and the Board determines to not nominate Mr. Whitworth for reelection at Genzyme’s 2012 annual meeting of shareholders or at any subsequent annual meeting, Genzyme must notify Mr. Whitworth and Relational of this determination not less than 30 days before the last day of the notice period specified in Genzyme’s advance notice bylaw related to director nominations for the applicable annual meeting, in which case the Amended Agreement will terminate on the date of this notice.

The summary of the Amended Agreement is not complete and is subject to, and qualified in its entirety by the full text of the Amended Agreement, which is attached as Exhibit 99.1 to this Report.

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 14, 2010, Genzyme’s Board increased the number of directors from nine to ten and appointed Ralph V. Whitworth as a director. Mr. Whitworth’s term will expire at Genzyme’s 2010 annual meeting of shareholders.  Mr. Whitworth has been appointed to the Compensation Committee and Nominating and Corporate Governance Committee of the Board.  In addition, the Board has approved the creation of a Strategic Planning and Capital Allocation Committee, which Mr. Whitworth will chair.

Mr. Whitworth will receive the following compensation for his services as a director:  (1) an annual retainer of $40,000, paid quarterly; (2) a cash payment of $2,500 for each Board meeting and $1,500 for each committee meeting attended; (3) an annual retainer for serving as a committee chair; and (4) an annual grant of stock options to purchase 7,125 shares of Genzyme’s common stock and restricted stock units for 2,375 shares of Genzyme’s common stock, which are granted on the date of the annual shareholders meeting and vest on the date of the next annual shareholders meeting.  Mr. Whitworth will receive a pro-rated annual retainer for 2010 and, under Genzyme’s 2007 Director Equity Incentive Plan, has been granted stock options to purchase 7,125 shares of Genzyme’s common stock and restricted stock units for 2,375 shares of Genzyme’s common stock effective April 14, 2010, which will vest at the 2010 annual meeting of shareholders.  Mr. Whitworth is eligible to defer all or a part of his cash compensation under Genzyme’s Directors Deferred Compensation Plan.

Mr. Whitworth was elected to Genzyme’s Board pursuant to the terms of the Amended Agreement described in Item 1.01 of this Report.

Genzyme issued a press release announcing Mr. Whitworth’s election to Genzyme’s Board on April 15, 2010, which is attached as Exhibit 99.2 to this Report.

Item 9.01               Financial Statements and Exhibits.

(d)	Exhibits

99.1	Amended and restated agreement dated April 14, 2010 between Genzyme Corporation, Relational Investors LLC, Ralph V. Whitworth and the other parties identified in the agreement.

99.2	Press Release of Genzyme Corporation dated April 15, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENZYME CORPORATION

Dated: April 15, 2010	By:	/s/ Peter Wirth
Peter Wirth
Executive Vice President, Legal & Corporate Development

EXHIBIT INDEX

Exhibit Number	Description

99.1	Amended and restated agreement dated April 14, 2010 between Genzyme Corporation, Relational Investors LLC, Ralph V. Whitworth and the other parties identified in the agreement.

99.2	Press Release of Genzyme Corporation dated April 15, 2010.